KEMPISTY & COMPANY
CERTIFIED PUBLIC ACCOUNTANTS, P.C.
15 MAIDEN LANE • SUITE 1003 • NEW YORK, NY 10038 • TEL (212) 406-7CPA (7272) • FAX (212) 513-1930

June 14, 2006

Farallon Resources, Ltd.
Suite 1020, 800 West Pender Street
Vancouver, British Columbia
Canada V6C 2V6

Gentlemen:

We have reviewed the disclosures related to United States Tax Consequences included in Item 10.E to Form 20-F/A, Amendment No. 2 to Form 20-F, for Farallon Resources, Ltd. to be filed with the Securities and Exchange Commission and confirm that such disclosure presents an accurate discussion of United States Federal Income Tax Consequences contained therein.

We consent to the statement regarding our firm in the section of the Form 20-F/A entitled "Taxation" under Item 10.E of the Form 20-F and the inclusion of this letter as an exhibit to the Annual Report on Form 20-F/A.

/s/ Kempisty & Company

Kempisty & Company
Certified Public Accountants, P.C.